Tianjin Information Sea Information Technology Co., Ltd.

As one Party of this agreement

And

Mr. Liu Fu、Mrs. Liu Zhixin

Together as one Party of this agreement

Entered into this

Equity pledge contract

October 27, 2015

Equity pledge contract

Both parties concludes this Equity pledge contract (the “Contract”) on October 27, 2015 in Beijing:

(1)	Tianjin Information Sea Information Technology Co., Ltd. Its registered address is Room 1704-8359 Block A Building Kuangshiguoji Xiangluowan Tianjin Free Trade (Central Business District). Its legal representative is Liu Zhixin ("Pledgee"):

Mr. Liu Fu. His home address is Group 1, Committee 9, BaoAn Street, Kedong Town, Kedong County Heilongjiang Province

ID No. is 230230196505050257;

Mrs. Liu Zhixin. Her home address is Room 1204, Unit 3, Building 7, Tianqinwan Wuyi Road, Xinxiu District, Xianghe County, Langfang City, Hebei Province.

ID No. is _230230198601020225;

(together called the “Pledger”);

In View of

1.	Pledger and Pledgee signed the Equity Interest Purchase Agreement (the Purchase Agreement”) in October 27, 2015. According to the Purchase Agreement, Pledger granting Pledgee to purchase its full ownership of Shuhai Information Technology Co., Ltd. (the "Domestic Company").

2.	Pledgee and Domestic Company signed the Business Cooperation Agreement (the “Cooperation Agreement”) on October 20, 2015.

3.	As a guarantee for Pledger performing the Purchase Agreement and Domestic Company fulfilling the Cooperation Agreement, Pledger is willing to provide its entire equity (the "Pledged Equity "), and all the other related equity interest to Pledgee. Pledgee agrees to accept this guarantee.

Therefore, Pledger and Pledgee have reached an agreement through friendly consultation to conclude the following contract.

I.	Definitions

Unless otherwise stipulated in this contract, all definitions of Purchase Agreement shall apply to this contract, and the defined word using in this contract is as follows:

1.1	Principal Obligations: (1) refers to the obligation under the Purchase Agreement bore by the Pledger, including but not limited to transfer the Domestic Company’s equity holding by the Pledger according to the Purchase Agreement, and the Pledger shall bear the cost (including the attorney’s fees) for the Pledgee to implement its right subject to the Purchase Agreement. (2) The Domestic Company shall bear all obligations under the Cooperation Agreement.

1.2	The Period of Pledge: refers to the date of the contract comes into force till the termination of the guarantee period.

1.3	The Termination of Guarantee: refers to whichever is the earlier day of the following: (a) the Pledger fulfills all its obligations under the Purchase Agreement, or (b) the Pledgee realizes all the pledge under this contract according to Article 9.

1.4	Pledge File: the investment certificate issued by the Domestic Company to the Pledger, and the registration documents of the pledged equity issued by the registration authority (if applicable).

1.5	Pledged equity earnings: refers to any cash or other forms of income generated by the pledged equity, including but not limited to investment dividends, dividends, bonuses and other forms of investment returns.

1.6	Pledge Registration Authority: refers to the State Administration for Industry and Commerce and / or its authorized local administrations.

1.7	The articles of association: articles of incorporation of the Domestic Company.

1.8	Business license: refers to the Domestic Company’s business license issued by State Administration for Industry and Commerce or its authorized local administrations.

II.	Subject matter

The subject matter underlying the equity pledge contract is the equity held by the Pledger and all rights relate to the pledged equity (namely the return on equity pledge). On the effective date of this contract, details of the pledge shares are as follows:

2.1 Name of the enterprise: Shuhai Information Technology Co., Ltd

Registered capital:RMB 50,000,000Yuan

2.4	Name of capital contribution shareholder, the amount and proportion of investment:

Shareholder	Contribution amount (RMB)	Investment proportion(%)
Liu Fu	32,500,000 yuan	65%
Liu Zhixin	17,500,000 yuan	35%

III.	Purview of Guarantee

3.1	Pledger unconditionally and irrevocably pledge equity to the Pledgee according to this contract, as a guarantee to fulfill its primary obligations.

3.2	The purview of guarantee subject to this contract include:

3.2.1	The primary obligations defined in paragraph 1.1 of this contract;

3.2.2	Pledgee’s cost on realizing its rights under this contract.

3.2.3	Other obligations assumed by the Pledger according to this contract.

4.	Guarantee Effect

4.1	The validity of the guarantee under this contract will not be affected due to any changes of "Purchase Agreement" and the "Cooperation Agreement".

4.2	The invalid, withdraw or rescind of the Purchase Agreement or the Cooperation Agreement shall not affect the validity of this contract. If the Purchase Agreement and / or the Cooperation Agreement are invalid for any reason, or being withdrew or rescinded, the Pledgee is entitled to implement its right in accordance with the provisions of Article 9 of the contract immediately.

5.	The Register of the Pledge

Pledger shall submit this contract promptly after the signing of this contract to the pledge registration agency to finish the registration procedures according to provision 1.6 of the contract, and should complete the above-mentioned registration formalities within 15 working days from the date of signing this contract.

6.	Custody and return the pledge document

6.1	Pledger shall return the pledge document immediately after finishing the registration procedure aforementioned according to Article 5; the Pledgee shall issue a receipt of the document in return.

6.2	Pledgee has the obligation to keep its pledge documents received.

6.3	Pledgee shall return the pledge document within 15 days of the release of the guarantee, and shall provide necessary assistance to the Pledgee during the pledge lift procedure.

7.	Statement and Guarantee

The Pledger hereby makes the following statement and guarantee to the Pledgee, as of since the effective date of this contract and in the effective date of this contract:

7.1	Pledger hereby reiterate its statement and guarantee made in the Purchase Agreement;

7.2	Once completing the registration formalities stipulated in this contract, this contract constitutes legal effective, legally binding obligation for the Pledger:

7.3	Any equity pledge behavior made by the Pledger does not violate the relevant provisions of national laws, regulations and other relevant provisions of government departments’ rules, also does not violate any contract, agreement that the Pledger signed with any third party or any commitments issued to any third party;

7.4	Pledger shall provide all documents, data relating to this contract to the Pledgee and make sure these documents are true, accurate and complete;

7.5	Pledger is the only lawful holder of pledged equity;

7.6	Shareholders meeting of Domestic Companies have agreed the share pledge in this contract.

8.	Promises of the Pledger

Pledger promises to the Pledgee:

8.1	Complete the equity pledge registration formalities in accordance with Article 5 of this contract;

8.2	Without the prior written consent of the Pledgee, the Pledger will not dispose all or part of the pledge shares, and will not set any other form of security interest in the pledged shares.

8.3	If the pledged shares have been frozen in any circumstance, or any dispute, litigation, arbitration or any other form administrative, judicial enforcement measures arise to against the pledge equity, the Pledger shall immediately take necessary measures to remedy, and notify the Pledgee, and to provide any necessary assistance after the Pledgee join the administrative or judicial proceedings required by law.

8.4	Pledger will not to exercise the right of defense in civil or permitted by law, refuse to fulfill its obligations in this contract, and will not hinder, delay the Pledgee to acquire its enjoyed legitimate rights under this contract.

9.	Execution of right of pledged bills

9.1	During the pledge period, if one or more of any of the following situation occurs, the Pledgee is entitled to achieve its pledge:

9.1.1	When the Pledger in violation of the Purchase Agreement and this contract, including but not limited to the Purchase Agreement and statements, commitments and warranties were made in this contract:

9.1.2	When the Pledgee shall have the right to perform its pledge under this contract according to the Purchase Agreement;

9.1.3	When the Cooperation Agreement is invalid, withdrew or rescind or the Domestic Company seriously breach its obligations under the Cooperation Agreement;

9.1.4	When the Domestic Company suspends operations, liquidation or dissolution, or ordered to suspend operations, liquidation or dissolution:

9.1.5	Pledger involve any dispute, litigation, arbitration or administrative proceedings or any other legal proceedings related with any pledge shares its held, which the Pledgee believe will have adverse effects upon Pledger’s performance in the Purchase Agreement and this contract;

9.1.6	Other events regulated by laws and regulations.

9.2	The Pledger agrees and hereby authorizes the Pledgee, once one or more of situations prescribed in article 9.1 appears, the Pledgee shall take one of the following measures to achieve the pledge partly or wholly without violating the laws and regulations, after obtaining the necessary approvals (if necessary ):

9.2.1	Transfer the pledged equity to the Pledgee with arranged price as a compensation to the Pledger fails in performing its obligations;

9.2.2	Pledgee can transfer the pledged equity to a third party designed by the Pledgee to fulfill its contractual obligation if the law forbid the Pledgee to hold the pledged shares partly or wholly;

9.2.3	Auction pledge equity;

9.2.4	Exercise this contract in other ways permitted by law.

9.3	Proceeds obtained from disposition of the pledged equity according to Article 9.2 shall be used in the following orders:

9.3.1	Pay the taxes and fees due to the disposal of shares arising from the pledged equity;

9.3.2	Repay all the payments that the Pledger should made according to the Purchase Agreement and this contract.

9.4	Once the Pledgee achieves its pledge in accordance with the aforementioned Article 9.2, and obtains the earnings and payments, it deemed as the Pledger has completely fulfilled its primary obligation, so the Pledgee will not request other payment from the Pledger.

9.5	During the pledge period, the Pledgee is entitled to receive the pledge equity income.

10.	Special agreement

10.1	Pledger shall sign a declaration form as Annex 1 of this contract and submit to the Pledgee at the same time signing the contract.

10.2	Pledger shall not transfer its rights and / or obligations in this Contract. Pledgee may transfer its rights and obligations in the Purchase Agreement and this contract to its related parties without the prior consent of the Pledger. If the Pledgee transfers rights and obligations to their affiliates, the Pledger should handle with the appropriate procedures. Pledgee transfers rights and obligations to a third party other than the related parties in this contract, it shall obtain prior consent of the Pledger, and the Pledger shall not unreasonably refuse the request.

11.	Pledged share transfer restrictions

11.1	Without the prior written consent of the Pledgee, the Pledger shall not transfer its pledged shares.

11.2	After the prior express written consent of the Pledgee, the Pledger transfer pledged equity in this contract (excluding equity transfer due to the pledge right occurred in the Purchase Agreement), the Pledger shall encourage assignee commitment in the corresponding pledged equity transfer files to the Pledgee, and complete the relevant pledge registration.

12.	Liability for breach of contract

12.1	If the Pledger in violation of this contract, the Purchase Agreement and the Cooperation Agreement, it constitutes the breach of the contract. The Pledgee has right to pursue the responsibility of the Pledger other than clauses specified in the Purchase Agreement and the Cooperation Agreement.

12.2	Any party who contravenes the provisions of this contract shall compensate direct economic losses to the other party.

13.	Applicable law and dispute settlement

13.1	Chinese laws govern formation, validity, interpretation and performance of this contract.

13.2	For any dispute that occurred between the Pledger and the Pledgee during the implementation of this contract, each party should first be resolved through friendly consultations. If one party notifies its opinions in written to the other party cannot negotiate the dispute within 60 days to resolve the dispute, either party can submit the dispute to the China International Economic and Trade Arbitration Commission in accordance with its effective arbitration rules in Beijing. The arbitral award is final and binding on any party.

14.	The exercise of rights of the pledge

In the case of Pledgee achieve its pledge according to Article 9, the Pledgee does not exercise or delay in exercising any rights or remedies, shall not be construed as a waiver of such right, and shall not affect the Pledgee’s right to claim for remedies according to laws and regulations at any time.

15.	The effectiveness of the contract terms

15.1	If there is any inconsistency or conflict provision between this contract and the Purchase Agreement, the former shall prevail.

15.2	Invalid of any part of the contract does not affect the validity of the other provisions of this contract.

16.	Modify and termination of the contract

After this contract comes into force, any party shall not unilaterally modify or rescind the contract. If it needs to be modified or terminated, it should be done through mutual agreement, and reached in a written contract. Before making such written contract, the terms of this contract is still valid.

17.	Notification

Any notice of this contract shall be in written form and sent by registered mail, courier or fax. Notify the other party should in accordance with the following address and number or other address and number receive prior notice to the other party:

Pledgee:	Tianjin Information Sea Information Technology Co., Ltd
Address:	Room 1704-8359 Block A Building Kuangshiguoji Xiangluowan Tianjin Free Trade (Central Business District)
Fax:
Receiver:	Mrs Liu Zhixin

Pledger:	Mr Liu Fu
Address:	Room 21BC1 No.1 Xinghuo Road, Fengtai District, Beijing City
Fax:

Pledger:	Mrs Liu Zhixin
Address:

Fax:	Room 21BC1 No.1 Xinghuo Road, Fengtai District, Beijing City

18.	Other matters

18.1	For the unaccomplished matters of this contract, both the parties agree to settle in the form of supplementary contract. Any attachment, supplementary contract will become an integral part of this contract, and has the same legal effect as this contract.

18.2	This contract has six (6) formal copies: the Pledgee holds two (2); the Pledgor holds (1); one (1) copy shall be submitted to the Domestic Company for the pledge registration; one (1) copy shall be submitted to the registration agencies for pledge registration.

19.	The effective and termination of the contract

19.1	This contract is valid upon signing by both parties.

19.2	The termination of the contract is the date of guarantee disarmament.

This as evidence that the contract is signed by all the parties in the first page of official date stated in the text signed in Beijing.

Pledgee:   Tianjin Information Sea Information Technology Co., Ltd

Signature: /s/ Liu Zhixin

Name: Liu Zhixin

Position: Legal Representative

Pledger: Mr Liu Fu

Signature:/s/ Fu Liu

Mrs Liu Zhixin

Signature:/s/ Liu Zhixin